Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2007, accompanying the consolidated financial statements of Integrated Service Company, LLC and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2006 appearing in this current report on Form 8-K of Willbros Group, Inc. dated November 2, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Willbros Group, Inc. on Forms S-8 (File No. 333-18421, 333-53748, 333-74290, 333-135543, and 333-139353).
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
November 2, 2007

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